EXHIBIT 99.1
Earnings Release - First Quarter 2026

SACHEM CAPITAL REPORTS FIRST QUARTER 2026 RESULTS

BRANFORD, Conn., May 20, 2026 (GLOBE NEWSWIRE) -- Sachem Capital Corp. (NYSE American: SACH) (“Sachem” or the “Company”), a real estate lender specializing in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property, today announced its financial results for the quarter ended March 31, 2026.

John Villano, CPA, Sachem’s Chief Executive Officer, commented, “During the first quarter, we remained focused on disciplined capital and liquidity management, continuing the strategic priorities established last year. We made meaningful progress resolving legacy loan issues and protecting invested capital, positioning the Company for improved operating performance and future growth. Subsequent to quarter end, we announced a transformational combination transaction with Industrial Realty Group, which will add significant industrial property lease-driven revenue while enhancing our ability to deliver creative capital solutions to real estate investors. We believe this combination will add meaningful scale and diversification to our asset base, positioning the Company to generate consistent and attractive risk-adjusted returns for shareholders over time.”

Recent Development

Contribution Agreement with Industrial Realty Group Global, LLC

As previously announced, the Company and Industrial Realty Group (“IRG”), a private real estate development and investment firm specializing in the acquisition, development and management of commercial and industrial real estate throughout the United States, entered into a definitive contribution agreement under which IRG will contribute 98 industrial assets from its 200-asset portfolio owned by IRG and/or its partners to Sachem, and once completed, the combined company will operate as IRG Realty Trust, Inc. (“IRGT”).

Upon closing, IRGT is expected to own 98 industrial properties with gross real estate asset value of $2.9 billion plus Sachem’s approximately $470 million of total assets (as of March 31, 2026) in direct and indirect mortgage loans, investments in developmental and owned real estate, and other assets. IRGT is expected to have an implied enterprise value of approximately $3.4 billion,

Earnings Release - First Quarter 2026
positioning IRGT as a top‑10 publicly listed industrial REIT based on enterprise value. IRGT will focus on mission‑critical industrial infrastructure supporting manufacturing and distribution users, and the assets not being contributed will continue to be owned and operated by IRG’s existing private business, Industrial Realty Group, LLC.

The transaction is designed to deliver an immediate and durable strategic reset for Sachem shareholders. This will be achieved by combining IRG’s high‑quality income-producing industrial real estate portfolio that is diversified geographically, by tenant and by industry, with sizable near‑term mark to-market opportunities, with Sachem’s established real estate capital solutions platform. The combination will result in a large industrial REIT with meaningful scale and multiple pathways for long-term growth.

For additional information on the Contribution Agreement, see the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2026.

Results of operations for the quarter ended March 31, 2026

Net interest income was $3.6 million compared to $3.7 million in the first quarter of 2025. The decrease compared to the first quarter 2025 was primarily due to $0.9 million increase in interest income from loans as the Company reduced nonperforming loans during the period offset by a $1.1 million reduction in interest income from limited liability investments as the Company continued to reduce its limited liability company investments. Utilizing the average performing loans held for investment balance for the quarter end of $270.9 million, the effective interest rate on loans held for investment was 13.5%. Comparatively, using the average performing loans held for investment balance for the prior year quarter of $275.1 million, the effective interest rate on loans held for investment was 11.5%.

The Company’s net interest margin was 3.9% for the first quarter, compared to 4.0% for the first quarter 2025. Net interest margin represents net interest income, calculated as interest income less interest expense, expressed as a percentage of average loans held for investment outstanding for the applicable period. The change in net interest margin reflects both structural and cyclical factors. Structurally, refinancing activity during 2025 increased the weighted average cost of capital. Cyclically, lower average earning assets reduced interest-earning balances.

Provision for credit losses related to loans held for investment was $5.4 million compared to $1.1 million in the first quarter of 2025. The change from the corresponding period in the prior year primarily relates to lower collateral valuations for loans previously reserved and a non-cash

Earnings Release - First Quarter 2026
credit loss of $3.9 million related to a loan restructuring. This non-cash loss relates to the Naples, Florida loan restructuring where the Company took control of the three completed condominium units and entitled land for development of four additional condominium units which is treated as a deed in lieu of foreclosure for accounting purposes. The loan restructuring was executed with the intent to recover the full carrying value of the mortgage note receivable on an undiscounted cash flow basis. Due to the length of time between taking over the project and receipt of the final cash flows from sales of the units under construction, Sachem was required to record the assets received on a discounted cash flow basis. As a result, a $3.9 million charge was incurred in first quarter 2026. It is believed that the sales of the condominium units provides an opportunity to recover the fair value adjustment over time; however, actual recovery will depend on sales prices, timing, completion costs and market conditions.
Total other income was $1.4 million compared to $1.5 million in the same quarter last year, with underlying components shifting in composition rather than magnitude.

Total operating costs and expenses for the first quarter of 2026 were $5.7 million compared to $3.3 million in the same quarter last year. The primary change was related to a one time rise in expenses.

•Compensation and employee benefits were $2.1 million, compared to $1.8 million in the same quarter last year, reflecting strategic additions to personnel during 2025 and performance-based compensation including stock-based compensation as management continues to align staffing levels with portfolio scale and operational complexity.
•General and administrative expenses were $2.0 million, versus $1.4 million from the same quarter last year, primarily due to additional costs associated with investments in developmental real estate, real estate owned, increased external audit fees and increased director fees.
•Transaction expenses in the current year are associated with the contribution transaction with IRG mentioned above and as more particularly described in our recent SEC filings.
•Recovery of non-cash impairment loss on real estate totaled $0.1 million related to specific property-level valuation adjustments based on updated market data and revised liquidation timelines.
•Gain on sale of investments in developmental real estate, real estate owned and property and equipment, net was $0.2 million, reflecting gains realized on the disposition of select real estate assets and developmental projects driven by improved value creation execution relative to carrying value and successful asset repositioning, whereas the same quarter last year included more limited disposition activity.

Earnings Release - First Quarter 2026
Net loss attributable to common shareholders for the first quarter of 2026 was $7.2 million, or $0.15 per common share, compared to net loss attributable to common shareholders of $0.2 million, or $0.00 per common share for the first quarter of 2025.

Balance Sheet

At quarter end, total assets were $473.3 million compared to $460.0 million as of December 31, 2025 and total liabilities were $307.7 million compared to $285.1 million as of December 31, 2025.

Total indebtedness at quarter end was $298.3 million. This includes $171.7 million of unsecured notes payable (net of $1.6 million of deferred financing costs), $96.7 million of senior secured notes payable (net of $3.3 million of deferred financing costs), $29.0 million outstanding on a $50.0 million revolving credit facility and $0.9 million of outstanding principal on a loan secured by a mortgage on the Company’s office building.

Total shareholders’ equity as of March 31, 2026 was $165.6 million compared to $174.9 million as of December 31, 2025.

Book value per common share

Book value per common share as of March 31, 2026, was $2.25, a decrease of $0.21 from book value per common share as of December 31, 2025 of $2.46. This change was primarily due to cash dividends declared and paid for the three months ended March 31, 2026 on issued and outstanding common shares and Series A Preferred Stock totaling $3.5 million, or $0.07 per common share, and net loss for the three months ended March 31, 2026 of $7.2 million, or $0.15 per common share.

This quarter's net loss impacting the book value per common share was materially driven by 1) the non-cash discounted cash flow fair value adjustment on loan restructuring recorded in provision for credit losses related to loans held for investment of $3.9 million, or $0.08 per common share, and 2) contribution transactional expenses of $1.6 million or $0.03 per common share. The aggregate impact of both events is $5.5 million, or $0.11 per common share of book value decline from year end.

Earnings Release - First Quarter 2026
Dividends

The Company currently operates and qualifies as a Real Estate Investment Trust (REIT) for federal income tax purposes and intends to continue to qualify and operate as a REIT. Under federal income tax rules, a REIT is required to distribute a minimum of 90% of taxable income each year to its shareholders, and the Company intends to comply with this requirement for the current year.

On March 30, 2026, the Company paid a dividend of $0.484375 per share to the holders of its Series A Preferred Stock and $0.05 per share to its common shareholders of record on March 15, 2026.

About Sachem Capital Corp

Sachem is a mortgage REIT that specializes in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property. It offers short-term (i.e., one to three years), secured, nonbanking loans to real estate investors to fund their acquisition, renovation, development, rehabilitation, or improvement of properties. The Company’s primary underwriting criteria is a conservative loan to value ratio. The properties securing the loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Loans are secured by mortgage liens on real estate and often are personally guaranteed by the principal(s) of the borrower. The Company also makes opportunistic real estate purchases apart from its lending activities.

Forward Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “seek,” “intend,” “believe,” “may,” “might,” “will,” “should,” “could,” “likely,” “continue,” “outlook,” “design,” and the negative of such terms and other words and terms of similar expressions are intended to identify forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the proposed transaction with IRG (the “Transaction”) and expected timing, terms, structure and completion thereof; the expected ownership, governance, management, business strategy and market position of the combined company; the expected benefits of the proposed Transaction, including anticipated future financial and operating results, accretion, growth rates, revenue, NOI, cash flow generation, cost-of-capital improvements, liquidity, deleveraging, leverage targets and risk-adjusted returns; the

Earnings Release - First Quarter 2026
expected gross asset value, enterprise value, portfolio composition, industrial REIT ranking, mark-to-market rent growth, acquisition and development opportunities and lending strategy of the combined company; and Sachem’s, IRG’s and the combined company’s plans, objectives, expectations and intentions. These statements are based on current expectations, estimates and projections about the industry, markets in which Sachem and IRG operate, management’s beliefs, assumptions made by management and the transactions described in this press release. While Sachem’s management believes the assumptions underlying the forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the contribution agreement; (2) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Transaction that may be instituted against the parties and others following announcement of the Transaction; (3) the inability to consummate the Transaction within the anticipated time period, or at all, due to any reason, including the failure to obtain the requisite shareholder approval, failure to obtain required regulatory approvals, the failure to obtain debt financing on the terms or timing expected, or at all, or the failure to satisfy other conditions to completion of the Transaction; (4) risks that the proposed Transaction disrupts current plans and operations of Sachem or diverts management’s attention from its ongoing business; (5) the ability to recognize the anticipated benefits of the Transaction; (6) the amount of the costs, fees, expenses and charges related to the Transaction; (7) the risk that the contribution agreement may be terminated in circumstances requiring Sachem to pay a termination fee; (8) the effect of the announcement of the Transaction on the ability of Sachem to retain and hire key personnel and maintain relationships with its borrowers and others with whom it does business; (9) the effect of the announcement of the Transaction on Sachem’s operating results and business generally; (10) the risk that Sachem’s stock price may decline significantly if the Transaction is not consummated; and (11) the other risks and important factors contained and identified in Sachem’s filings with the SEC, such as Sachem’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, as well as Sachem’s subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed from time to time, any of which could cause actual results to differ materially from the forward-looking statements in this press release.

There can be no assurance that the Transaction will in fact be consummated. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Sachem undertakes no obligation or duty to update or revise any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Sachem does not intend to do so.

Earnings Release - First Quarter 2026
Additional Information and Where to Find It

This press release does not constitute a solicitation of any vote or approval or an offer to sell or the solicitation of an offer to buy any securities in connection with the Transaction. In connection with the proposed Transaction, Sachem will file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), which Sachem will furnish, together with any other relevant documents, to its shareholders in connection with the special meeting of Sachem shareholders to vote on the Transaction (the “Sachem Shareholder Meeting”). This press release is not a substitute for the Proxy Statement or any other document that Sachem may file with the SEC or send to its shareholders in connection with the Transaction. BEFORE MAKING ANY VOTING DECISION, WE URGE SHAREHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SACHEM AND THE PROPOSED TRANSACTION. The proposals for the Transaction will be made solely through the Proxy Statement. In addition, a copy of the Proxy Statement (when it becomes available) may be obtained free of charge from the Investor Relations Department of Sachem at Investor Relations, 568 East Main Street, Branford, CT 06405. Security holders also will be able to obtain, free of charge, copies of the Proxy Statement and any other documents filed by Sachem with the SEC in connection with the proposed Transaction at the SEC’s website at http://www.sec.gov and at Sachem’s website at https://www.sachemcapitalcorp.com/.

Participants in the Solicitation

The directors and executive officers of Sachem, and certain directors, managers, officers and other members of management of IRG and its affiliates, may be deemed to be participants in the solicitation of proxies in connection with the approval of the proposed Transaction. Information regarding Sachem’s directors and executive officers and their respective interests in Sachem by security holdings or otherwise is available in its most recent Annual Report on Form 10-K filed with the SEC (available here). Additional information regarding the interests of such potential participants is or will be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available, including in connection with the solicitation of proxies to approve the proposed Transaction.

Investor & Media Contact:
Email: investors@sachemcapitalcorp.com

Earnings Release - First Quarter 2026

SACHEM CAPITAL CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2026	December 31, 2025
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$ 11,565	$ 10,924
Investment securities (at fair value)	795	936
Loans held for investment (net of deferred loan fees of $2,225 and $2,230)	353,610	375,188
Allowance for credit losses	(12,401)	(11,510)
Loans held for investment, net	341,209	363,678
Interest and fees receivable (net of allowance of $922 and $2,598)	4,808	4,116
Due from borrowers (net of allowance of $1,791 and $1,084)	5,573	6,978
Real estate owned (net of impairment of $798 and $1,110)	16,022	16,402
Investments in limited liability companies	35,235	39,132
Investments in developmental real estate, net	46,013	9,719
Property and equipment, net	3,088	3,160
Other assets	8,961	5,002
Total assets	$ 473,269	$ 460,047

Liabilities and Shareholders’ Equity
Liabilities:
Notes payable (net of deferred financing costs of $1,562 and $1,905)	$ 171,692	$ 171,349
Senior secured notes payable (net of deferred financing costs of $3,298 and $3,427)	96,702	86,573
Mortgage payable	895	917
Lines of credit	29,000	19,000
Accounts payable and accrued liabilities	4,011	3,255
Advances from borrowers	5,360	4,016
Total liabilities	307,660	285,110

Commitments and Contingencies - Note 14

Shareholders’ equity:
Preferred shares - $0.001 par value; 5,000,000 shares authorized; 3,332,000 shares designated as Series A Preferred Stock; 2,312,758 shares of Series A Preferred Stock issued and outstanding at March 31, 2026 and December 31, 2025, respectively	2	2
Common Shares - $0.001 par value; 200,000,000 shares authorized; 47,955,647 and 47,684,955 issued and outstanding at March 31, 2026 and December 31, 2025, respectively	48	48
Additional paid-in capital	258,172	257,905
Cumulative net earnings	35,749	41,826
Cumulative dividends paid	(128,362)	(124,844)
Total shareholders’ equity	165,609	174,937
Total liabilities and shareholders’ equity	$ 473,269	$ 460,047

Earnings Release - First Quarter 2026

SACHEM CAPITAL CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2026	2025
Interest income from loans	$ 8,754	$ 7,887
Interest income from limited liability company investments	858	1,942
Interest expense and amortization of deferred financing costs	(6,059)	(6,094)
Net interest income	3,553	3,735
Provision for credit losses related to loans held for investment	(5,372)	(1,052)
Change in valuation allowance related to loans held for sale	—	4
Net interest (loss) income after provision for credit losses related to loans held for investment and changes in valuation allowance related to loans held for sale	(1,819)	2,687
Other income
Fee income from loans	1,292	1,425
Income from limited liability company investments	105	110
Other investment income	3	6
Loss on equity securities	(140)	(125)
Other income	143	72
Total other income	1,403	1,488
Operating expenses
Compensation and employee benefits	(2,138)	(1,771)
General and administrative expenses	(1,963)	(1,355)
Transaction expenses	(1,608)	—
Recovery of impairment loss on real estate	97	—
Gain on sale of investments in developmental real estate, real estate owned, and property and equipment, net	196	—
Other expenses	(245)	(145)
Total operating expenses	(5,661)	(3,271)
Net (loss) income	(6,077)	904
Preferred stock dividends	(1,120)	(1,117)
Net loss attributable to common shareholders	$ (7,197)	$ (213)

Basic and diluted loss per common share	$ (0.15)	$0.00
Basic and diluted weighted average number of common shares outstanding	47,178,193	46,784,744

Earnings Release - First Quarter 2026

SACHEM CAPITAL CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$ (6,077)	$ 904
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Amortization of deferred financing costs	507	545
Depreciation and amortization expense	89	92
Stock-based compensation	267	264
Provision for credit losses related to loans held for investment	5,372	1,052
Change in valuation allowance related to loans held for sale	—	(4)
Recovery of impairment loss on real estate owned	(97)	—
Gain on sale of real estate owned and property and equipment, net	(196)	—
Loss on equity securities	140	125
Change in deferred loan fees	(5)	275
Changes in operating assets and liabilities:
Interest and fees receivable, net	(668)	(361)
Other assets	176	133
Due from borrowers, net	(855)	(254)
Accounts payable and accrued liabilities	838	(1,612)
Advances from borrowers	1,344	(968)
NET CASH PROVIDED BY OPERATING ACTIVITIES	835	191
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of interests in limited liability companies	(721)	(4,223)
Proceeds from investments in limited liability companies	4,618	4,230
Proceeds from sale of real estate owned	673	89
Purchase of property and equipment	—	(41)
Investments in developmental real estate	(363)	(742)
Principal disbursements for loans	(38,761)	(41,308)
Principal collections on loans	18,050	47,742
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(16,504)	5,747
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from lines of credit	20,000	36,100
Repayments on lines of credit	(10,000)	(40,000)
Proceeds from repurchase agreements	—	11,693
Repayments of repurchase agreements	—	(3,882)
Repayment of mortgage payable	(22)	(21)
Dividends paid on common shares	(2,398)	(2,363)
Dividends paid on Series A Preferred Stock	(1,120)	(1,117)
Proceeds from issuance of Senior Secured Notes	10,000	—
Payments of deferred financing costs	(150)	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	16,310	410
NET INCREASE IN CASH AND CASH EQUIVALENTS	641	6,348
CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	10,924	18,066
CASH AND CASH EQUIVALENTS – END OF PERIOD	$ 11,565	$ 24,414